EXHIBIT 10.3

LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

     This Performance Restricted Stock Unit Agreement (the “Agreement”) is between Logitech International S.A., a Swiss company (the “Company”), and the Participant named below and is made pursuant to the Logitech International S.A. 2006 Stock Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning given to them in the Plan. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms of the Plan shall prevail.

     In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Grant of Restricted Stock Units. The Company hereby grants to the Participant named below the number of Restricted Stock Units corresponding to Shares specified below, subject to the terms and conditions of this Agreement and of the Plan, which is incorporated in this Agreement by reference:

Participant’s Name:		[NAME]

Grant Date:		[GRANT DATE]

Performance Period:	From:	[START DATE]
	To:	[END DATE]

Total Number of Restricted Stock		[UNITS]
Units granted (subject to adjustment
under Section 2 or 3):

2. Vesting, Performance Conditions and Adjustment.

     (a) Vesting. As soon as reasonably practicable after the close of the Performance Period, the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine the vested percentage of the total number of Restricted Stock Units granted, and upon such determination the corresponding vested percentage of the total number of Restricted Stock Units granted shall vest. Such percentage shall be calculated pursuant to the following table:

TSR Percentile Rank:	Vested Percentage:
75th or higher	200%
60th	100%
40th	50%
Below 40th	0%

The vested percentage attributable to a TSR Percentile Rank between the 40th and 60th percentiles, or between the 60th and 75th percentiles, shall be determined by straight-line interpolation. In no event shall any Restricted Stock Units vest under this Section 2 after the Participant’s termination of Service.

     (b) TSR Percentile Rank. The term “TSR Percentile Rank” shall mean the Company’s TSR for the Performance Period expressed as a percentile rank relative to the TSR for the Performance Period of all companies included in the NASDAQ 100 Index as of the close of the Performance Period. The term “TSR” shall mean the quotient of (i) the Average Price of the applicable issuer’s Shares at the end of the Performance Period minus the Average Price of such issuer’s Shares at the beginning of the Performance Period plus any ordinary or extraordinary dividends paid by such issuer during the Performance Period divided by (ii) the Average Price of such issuer’s Shares at the beginning of the Performance Period. TSR expressed as a formula shall be as follows:

          TSR = (Average Priceend − Average Pricebegin + Dividends) / Average Pricebegin

“Average Price” shall mean the average closing price over the 30 consecutive trading days ending with (and including) the applicable day. In calculating TSR, all dividends shall be assumed to have been reinvested in Shares when paid.

     (c) Committee Determination. The Committee shall determine the Company’s TSR Percentile Rank, and its determination shall be conclusive and binding on the Participant and the Company. The Committee, at its sole discretion, may make appropriate adjustments in the vesting conditions set forth in Subsection (a) above in order to account for extraordinary events.

3. Change in Control.

     (a) Acceleration of Vesting. The Restricted Stock Units subject to this Award shall immediately vest if (i) the Company is subject to a Change in Control before a Separation from Service occurs and (ii) within 12 months after such Change in Control a Separation from Service occurs because (A) the Participant’s Service is terminated by the Company without Cause or (B) the Participant resigns for Good Reason. The vested percentage of such Restricted Stock Units shall be determined pursuant to Subsection (b) below.

     (b) Vested Percentage. If Subsection (a) above applies, the vested percentage of the Restricted Stock Units shall be determined as soon as reasonably practicable after the Separation from Service. If the Change in Control occurred within 12 months after the Grant Date set forth in Section 1 (the “Grant Date”), then the vested percentage of the Restricted Stock Units shall be 100%. If the Change in Control occurred more than 12 months after the Grant Date, then the vested percentage of the Restricted Stock Units shall be determined pursuant to Section 2 as if the Performance Period had ended on the date of the Change in Control. The Compensation Committee of the Board of Directors of the Company’s successor (the “Successor Committee”) shall determine the Company’s TSR Percentile Rank as of the date of the Change in Control, and its determination shall be conclusive and binding on the Participant and the Company’s successor. The Successor Committee, at its sole discretion, may make appropriate adjustments in the vesting conditions set forth in Section 2(a) above in order to account for extraordinary events, including (without limitation) any effects related to the Change in Control.

     (c) Effect of Merger. In the event that the Company is a party to a merger, consolidation or reorganization, the Restricted Stock Units subject to this Award shall be subject to Section 16 of the Plan; provided that any action taken pursuant to Section 16 of the Plan shall either (i) preserve the exemption of this Award from Section 409A of the Code or (ii) comply with Section 409A of the Code.

     (d) Definitions. The following definitions shall apply for purposes of this Section 3:

     (i) Cause. The term “Cause” shall mean (A) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as a Participant that is intended to result in substantial personal enrichment of the Participant, (B) the Participant’s conviction of a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (C) a willful act by the Participant that constitutes misconduct and is injurious to the Company or (D) continued willful violations by the Participant of the Participant’s obligations to the Company after there has been delivered to the Participant a written demand for performance from the Company that describes the basis for the Company’s belief that the Participant has not substantially performed his or her duties.

     (ii) Change in Control. The term “Change in Control” shall mean the occurrence of any of the following events:

     (A) A merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

     (B) The complete liquidation of the Company;

     (C) The sale or other disposition by the Company of all or substantially all of the Company’s assets; or

     (D) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

     (iii) Good Reason. The term “Good Reason” shall mean (A) a substantial reduction of the facilities and perquisites (including office space and location) available to the Participant immediately prior to such reduction, without the Participant’s express written consent and without good business reasons, (B) a material reduction of the Participant’s base salary, (C) a material reduction in the kind or level of Participant benefits to which the Participant is entitled immediately prior to such reduction, with the result that the Participant’s overall benefits package is significantly reduced, (D) the relocation of the Participant to a facility or location more than 30 miles from his or her current location, without the Participant’s express written consent, or (E) the Company’s failure to obtain the assumption by any successor of the Company of the Change of Control Severance Agreement between the Participant, the Company and Logitech Inc. Clause (C) above shall not apply in the event of any reduction of the amount of the bonus actually paid but shall apply in the event of a material reduction of the target bonus or bonus opportunity. A condition shall not be considered “Good Reason” unless the Participant gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Participant’s written notice.

     (iv) Separation from Service. The term “Separation from Service” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

4. Settlement of Vested Restricted Stock Units.

     (a) Time of Settlement. The Participant’s vested Restricted Stock Units shall be settled on the first Permissible Trading Day after the vested percentage of the Restricted Stock Units originally subject to this Agreement has been determined pursuant to Section 2 or 3. The foregoing notwithstanding, Restricted Stock Units shall in no event be settled later than the later of (i) the March 15 of the calendar year after the calendar year in which the vested percentage of such Restricted Stock Units was determined or (ii) the June 15 of the Company’s fiscal year after the fiscal year in which the vested percentage of such Restricted Stock Units was determined. At the time of settlement, the Participant shall receive one Share for each vested Restricted Stock Unit, net of applicable withholdings. The Company in its discretion may designate a brokerage firm to assist with settlement of Restricted Stock Units, or as the sole means for settlement of Restricted Stock Units.

     (b) Permissible Trading Day. The term “Permissible Trading Day” shall mean a day that satisfies each of the following requirements:

     (i) The Nasdaq Stock Market is open for trading on such day;

     (ii) The Participant is permitted to sell Shares on such day without incurring liability under Section 16(b) of the Act;

     (iii) Either (A) the Participant is not in possession of material non-public information that would make it illegal for the Participant to sell Shares on such day under Rule 10b-5 of the Securities and Exchange Commission or (B) Rule 10b5-1 of the Securities and Exchange Commission is applicable;

     (iv) Under the Company’s written securities trading policy, the Participant is permitted to sell Shares on such day; and

     (v) The Participant is not prohibited from selling Shares on such day by a written agreement between the Participant and the Company or a third party.

5. Nature of Restricted Stock Units. The Restricted Stock Units are mere bookkeeping entries and represent only an unfunded and unsecured obligation of the Company to issue or deliver Shares on a future date. As a holder of Restricted Stock Units, the Participant has no rights other than the rights of a general creditor of the Company. The Restricted Stock Units carry neither voting rights nor rights to cash or other dividends. The Participant has no rights as a shareholder of the Company by virtue of the Restricted Stock Units unless and until the Restricted Stock Units are settled by issuing or delivering Shares.

6. Leave of Absence. Unless otherwise determined by the Committee, in the case of an authorized leave of absence by the Participant of more than 120 days:

     (a) If the Participant subsequently returns to active Service before the end of the Performance Period, the vested percentage of Restricted Stock Units calculated pursuant to the table in Section 2(a) above shall be reduced in proportion to the ratio that the number of days after the 120th day of such leave is to the total number of days in the Performance Period.

     (b) If the Participant does not return to active Service on or before the last day of the Performance Period, this Agreement shall terminate and all of the Restricted Stock Units shall be forfeited effective on the last day of the Performance Period.

7. Termination of Service. If the Participant’s Service terminates before the vested percentage of the Restricted Stock Units has been determined pursuant to Section 2, all of the Restricted Stock Units shall be forfeited effective on the date the Participant’s Service terminates. However, if the Participant’s Service terminates as a result of a Separation from Service that causes the acceleration of the vesting of the Restricted Stock Units under Section 3(a), the Restricted Stock Units shall not be forfeited.

8. Suspension or Cancellation for Misconduct. If at any time (including after vesting but before settlement) the Administrator reasonably believes that the Participant has committed an act of misconduct as described in this Section 8, the Administrator may suspend the vesting or settlement of Restricted Stock Units, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that the Participant, other than an independent Director, has committed an act of embezzlement, fraud or breach of fiduciary duty, or if the Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries, or induces any customer to breach a contract with the Company or any of its Subsidiaries, then this Agreement shall terminate immediately and cease to be outstanding. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. If the Participant holds the title of Vice President or above, the determination of the Administrator shall be subject to the approval of the Company’s Board of Directors.

9. Tax Withholdings. The Participant agrees that the Company, at its sole discretion, may satisfy any applicable withholding tax obligations that arise in connection with Restricted Stock Units through (i) withholding Shares from the settlement of the Restricted Stock Units or (ii) any other arrangement, in any case, equal in value to the amount necessary to satisfy any such withholding tax obligations. The Company shall not be required to issue or deliver Shares pursuant to this Agreement unless and until such obligations are satisfied.

10. Taxes and Reports.

     (a) The tax consequences to the Participant as a result of the grant, vesting or settlement of the Restricted Stock Units will depend upon the laws of the country in which the Participant is subject to tax. Regardless of any action that the Company or the company that employs the Participant (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant, vesting and settlement of Restricted Stock Units, the subsequent sale of Shares and/or the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of the grant of Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items. The Participant should consult a tax adviser concerning the grant, vesting and settlement of the restricted stock units, as well as disposition of the shares.

     (b) In certain countries, there are reporting requirements for employees on the grant, vesting or settlement of an Award under the Plan. It is the Participant’s responsibility to make the proper reports. The Company is not responsible for making reports on the Participant’s behalf and will not be liable for any loss the Participant may incur because such reports have not been made.

11. Compliance with Applicable Laws; no Company Liability. No Shares shall be issued or delivered pursuant to the settlement of the Restricted Stock Units unless such issuance or delivery complies with Applicable Laws. The Company shall not be liable to the Participant or other persons as to (a) the non-issuance or delivery of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance or delivery of any Shares hereunder and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, vesting or settlement of the Restricted Stock Units.

12. Non-Transferability of Restricted Stock Units. The Restricted Stock Units and this Agreement may not be transferred in any manner otherwise than by will, by the laws of descent or distribution or, if the Company permits, by a written beneficiary designation. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, beneficiaries, successors and assigns of the Participant.

13. Adjustments Upon Changes in Capitalization. In the event of a declaration of a stock dividend, a stock split, combination or reclassification of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall equitably adjust the number and kind of Restricted Stock Units or other securities which are subject to this Agreement, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under this Agreement.

14. Entire Agreement; Governing Law. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter of this Agreement, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. This Agreement is governed by the internal substantive laws, but not the choice-of-law rules, of Switzerland (the Company’s jurisdiction of organization).

15. No Guarantee of Continued Service. The Participant acknowledges and agrees that the vesting of Restricted Stock Units pursuant to the vesting schedule hereof is earned only by continuing as a service provider at the will of the Company (and not through the act of being hired, being granted Restricted Stock Units or settling Restricted Stock Units hereunder). The Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued service for the vesting period, for any period or at all, and shall not interfere with the Participant’s right or the Company’s or the Employer’s right to terminate the Participant’s service at any time, with or without cause.

16. No Entitlement or Claims for Compensation.

     (a) The Participant’s rights, if any, in respect of or in connection with this Agreement or any other Award is derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary Award. By accepting this Agreement, the Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to the Participant. This Agreement is not intended to be compensation of a continuing or recurring nature, or part of the Participant’s normal or expected compensation, and in no way represents any portion of the Participant’s salary, compensation or other remuneration for purposes of calculating any severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments or for any other purpose.

     (b) The Participant shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Agreement or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

     (c) The Participant agrees that the Company may require that Restricted Stock Units granted hereunder be settled with, and the resulting Shares held by, a broker designated by the Company. In addition, the Participant agrees that his or her rights hereunder shall be subject to set-off by the Company for any valid debts the Participant owes to the Company.

17. Data Privacy.

     (a) The Participant hereby consents to the collection, processing, use and transfer, in electronic or other form, of the Participant’s personal information (the “Data”) regarding the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan (including the Participant’s name, home address, telephone number, date of birth, social insurance number or other identification number, compensation, nationality and job title, details of all options, shares or other entitlement to securities awarded, canceled, exercised, vested, unvested or outstanding under the Plan or predecessor plans), by and among the Company and one or more its Subsidiaries and Affiliates, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan and in calculating the cost of the Plan.

     (b) The Participant further consents to the transfer of the Data to UBS AG and/or its affiliates (“UBS”), or to any other third parties assisting in the implementation, administration and management of the Plan, or in calculating the costs of the Plan, including any other third party assisting with the settlement of Restricted Stock Units under the Plan or with whom Shares acquired upon settlement of the Restricted Stock Units or cash from the sale of such shares may be deposited. The Participant further consents to the processing, possession, use and transfer of the Data by UBS and such other third parties for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan and in calculating the cost of the Plan.

     (c) The Participant understands and agrees that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ countries may have different data privacy laws and protections than the Participant’s country, and the Participant consents to the transfer of the Data to such countries. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to UBS or any such third parties, is necessary for the Participant’s participation in the Plan.

     (d) The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data or require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting the Participant’s local human resources representative in writing. The Participant further acknowledges that withdrawal of consent may affect the Participant’s ability to exercise or realize benefits from the Restricted Stock Units, and the Participant’s ability to participate in the Plan.

18. Repatriation of Profits. In certain countries, persons employed in those countries are responsible for bringing back into the country the proceeds of any investments abroad that have been received as a result of the exercise of an award under the Plan. If any foreign exchange control approval, consent or permission is required for the exercise or settlement of an Award under the Plan, the Participant is responsible for obtaining all such approvals, consents and permissions. The Company is not responsible for this activity and will not be liable for any loss that the Participant incurs because such approvals have not been obtained.

19. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[language for signed acceptance follows]

By the Participant’s signature below, the Participant agrees that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement.

In order to accept the Restricted Stock Units on the above terms, you must print out this Agreement, and sign and deliver the signed Agreement, within 90 days after the Grant Date set out on the first page of this Agreement, by mail or fax to the Logitech Stock Plan Administrator, Treasury Department. Please keep a copy for your records.

If you do not deliver, by fax or mail, the signed Agreement within 90 days after the Grant Date, the Restricted Stock Units will be cancelled and of no effect.

PARTICIPANT:	THE COMPANY:

Signature	By

Chairman
Print Name	Title: Chairman

[language for online agreement follows]

By the Participant’s agreement to this Agreement, the Participant agrees that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement.

In order to agree to this Agreement, please click “I Agree” below.

If you do not agree to this Agreement within 90 days after the Grant Date set out on the first page of this Agreement, the Restricted Stock Units will be cancelled and of no effect.